Execution Version

Commitment Agreement
United States Steel Corporation

November 8, 2021 (the “Commitment Agreement Date”)

Banner Life Insurance Company (“Primary Insurer”), William Penn Life Insurance Company of New York (“NY Insurer” and together with Primary Insurer, the “Insurers” and each, an “Insurer”), United States Steel Corporation (“Company”), acting solely in its capacity as the sponsor of the Plan (defined below), and State Street Global Advisors Trust Company (“Independent Fiduciary”), acting solely in its capacity as the independent fiduciary of the Plan, hereby agree that (a) Primary Insurer shall provide a nonparticipating single premium group annuity contract (the “Primary Contract”) supported by its general account and (b) NY Insurer shall provide a nonparticipating single premium group annuity contract (the “NY Contract” and together with the Primary Contract, the “Contracts” and each, a “Contract”) supported by its general account each in connection with the settlement of liabilities associated with certain benefits arising under the United States Steel Corporation Plan For Employee Pension Benefits (Revision of 2003) (the “Plan”), subject to the terms and conditions of this Commitment Agreement (this “Commitment Agreement”). Capitalized terms not defined in paragraphs 1-11 of this Commitment Agreement are defined in paragraph 12. By signing this Commitment Agreement, Insurer, Company, and Independent Fiduciary agree as follows:

1.Closing. The delivery of the Closing Date Transfers described in paragraph 3 to Insurers (the “Closing”) will take place on November 15, 2021, if on such date all of the conditions set forth in paragraph 10 have been satisfied or waived (the “Closing Date”). Subject to the Insurers’ receipt of the Closing Date Transfers on the Closing Date, each Insurer agrees to issue, effective as of the Closing Date, the applicable Contract as described in paragraph 2.

2.Contract Issuance.

a.Timing. After the Commitment Agreement Date, Insurers, Company and Independent Fiduciary shall each use commercially reasonable efforts to revise the Contracts to reflect such revisions that were mutually agreed to by the parties prior to the Commitment Agreement Date but not yet included in the terms set forth in the group annuity contracts attached hereto as Schedule 1, if any, and will use commercially reasonable efforts to negotiate any additional revisions to the Contracts and any revisions to the related forms of annuity certificates in accordance with paragraph 2.c., below. Each Insurer shall submit the applicable Contract and related forms of annuity certificates for approval by the applicable state’s insurance commission no later than fourteen (14) days after such Insurer, Company and Independent Fiduciary have agreed to the final terms of the applicable Contract and certificates, respectively. In the event that any such approval, to the extent required by applicable law, is not granted, or if a Contract is disapproved by the applicable state’s insurance commission, the applicable Insurer, Independent Fiduciary and Company will cooperate in good faith to mutually agree on modifications to the applicable Contract to address the requests of the applicable state’s insurance commission, if any, and, to the extent possible, to preserve the provisions included in such Contract as revised in accordance with this paragraph 2. Each Insurer will use best efforts to obtain regulatory approvals of customized annuity certificates prior to the annuity certificate mailing date set forth in paragraph 5.c.

b.Within five (5) Business Days after approval by the applicable state insurance commission and the applicable Insurer providing such approved Contract to Company, the Primary Insurer and Company each shall execute the Primary Contract and the NY

Insurer and Company each shall execute the NY Contract. Insurers and Company will subsequently amend the applicable Contract, as needed, based upon the data and premium adjustments described in paragraph 3.i., and Insurers will reflect any agreed upon changes in the final annuity exhibits, which will be attached to and become part of the applicable Contract. The final annuity exhibits will not include any participant or in-pay beneficiary for whom Insurers have not been provided a valid Social Security Number nor will Insurers be liable for such lives. With respect to spouses and other contingent beneficiaries of participants, Company will, to the extent possible, provide either (i) a Social Security Number or (ii) a full name, address and date of birth.

c.Subject to each Insurer’s receipt of the Premium Amount in accordance with paragraph 3, each Insurer irrevocably commits to make payments to annuitants (either directly or indirectly in accordance with paragraph 6.b.) commencing on the Insurer Financial Payment Date in accordance with the Specifications (as defined in paragraph 2.d.) and, once issued, the Contract. Each Insurer will make such payments even if the applicable Contract has not been issued by such Insurer as of the Insurer Financial Payment Date.

d.Terms. The terms of each Contract and related forms of annuity certificates shall be consistent with the “U. S. Steel - Phase II RFI Letter_L&G”, dated September 22, 2021, (including the “Data,” as defined therein), the contract specifications attached hereto as Schedule 3, the terms set forth in the applicable group annuity contract attached hereto as Schedule 1 with such modifications agreed on in accordance with paragraph 2.a., above (together, the “Specifications”), and the Insurers final proposal dated November 8, 2021.

3.Closing Premium.

a.Premium Payment: So long as the conditions to Closing set forth in paragraph 10 have been satisfied, the Independent Fiduciary will direct the Plan Custodian to pay the Insurers from the Plan Trust an aggregate amount equal to $293,230,000 (the “Premium Amount”), allocated to Primary Insurer (the “Primary Insurer Premium Amount”) and NY Insurer (the “NY Insurer Premium Amount”) as directed in writing by the Insurers and each as set forth and pursuant to the instructions in Schedule 5, on the Closing Date by:

i.(x) assigning, transferring, and delivering through re-registration to Primary Insurer by the Cut-Off Time, all rights, title and interests in and to each Eligible Asset allocated to the Primary Insurer and (y) paying Primary Insurer an amount in Cash equal to the excess, if any, of the Primary Insurer Premium Amount over the Transferred Asset Valuation of the Eligible Assets allocated to the Primary Insurer; and
ii.(x) assigning, transferring, and delivering through re-registration to NY Insurer by the Cut-Off Time, all rights, title and interests in and to each Eligible Asset allocated to the NY Insurer and (y) paying NY Insurer an amount in Cash equal to the excess, if any, of the NY Insurer Premium Amount over the Transferred Asset Valuation of the Eligible Assets allocated to the NY Insurer.

In addition, so long as the conditions to Closing set forth in paragraph 10 have been satisfied, on the Closing Date, Independent Fiduciary will direct the Plan Custodian to pay or cause to be paid to Insurers, as applicable, the Interim Asset Cash Flows due to each such Insurer (such payment, together with the payment of the Premium Amount, the “Closing Date Transfers”). Insurers will deposit the Closing Date Transfers into the general account that supports the applicable Contract. If on or following the Closing Date, the Plan Trust, the Plan, or Company receives any payments with respect to any

Transferred Asset, then to the extent any such payment (i) was not reflected in the Transferred Asset Valuation used to determine the Premium Amount or (ii) in the case of accrued interest on such Transferred Asset, was not made with respect to an accrual period that occurred after the Commitment Agreement Date such payments will be retained by the Plan Trust or, if the Plan Trust is no longer in existence at the time of such payment, Company; otherwise, Independent Fiduciary will direct the Plan Custodian to promptly pay to Insurers an amount in Cash equal to such payment. In all cases, Company, Independent Fiduciary and Insurers will work in good faith to cause any misdirected payments to be made to the correct party.
b.Schedule 2 Updates. On the second Business Day after the Commitment Agreement Date, Insurers will deliver to Company an updated Schedule 2 that reflects the Transferred Asset Market Value of each Schedule 2 Asset by providing the information identified in columns P, Q, R, S and T of Schedule 2 with respect to each Schedule 2 Asset. If Company, Insurers and Independent Fiduciary, despite using good faith efforts, cannot resolve any dispute with respect to any such information on or prior to the Closing Date, then Insurers’ determination will control for purposes of the Closing Date Transfers, but Company or Independent Fiduciary may immediately commence an arbitration dispute pursuant to Schedule 9 with respect to any such information, and Insurers’ determination shall be subject to retroactive adjustment based on the determination of such arbitration. On the Closing Date, Insurers will, if needed, update Schedule 2 to reflect the removal of any asset that is not received by Insurer prior to the Cut-Off Time. Insurers will, if needed, further update Schedule 2 to reflect the removal of any asset that is determined to be an Ineligible Asset pursuant to paragraph 3.c. and is returned to the Plan Trust in accordance therewith.
c.Asset Portfolio Activity. On and as of the Business Day prior to the Closing Date, Insurers will provide to Company asset portfolio activity information in the form of Schedule 2 with respect to each Schedule 2 Asset and reflecting all Interim Asset Cash Flows. Prior to the Closing Date, Company will confirm to Insurers in writing that such information is accurate and complete or will provide any additions, deletions, or corrections to such information. If Company and Insurers have a dispute with respect to any such information and, despite using commercially good faith efforts, cannot resolve such dispute on or prior to the Business Day prior to the Closing Date, then Insurers’ asset portfolio activity information will control for purposes of the Closing Date Transfers, but Company or Independent Fiduciary may immediately commence an arbitration dispute pursuant to Schedule 9 with respect to any such information, and Insurers’ asset portfolio activity shall be subject to retroactive adjustment based on the determination of such arbitration.
d.Ineligible Assets. By written notice to the other party on or before the fifth Business Day following the Closing Date, Company or Insurers may identify as an Ineligible Asset any asset that was transferred to Insurer as part of the Closing Date Transfers, and the parties will work in good faith for seven (7) Business Days following the receipt of such notice to agree on which, if any, assets constituting part of the Closing Date Transfers are Ineligible Assets. If the parties agree that an asset is an Ineligible Asset within such seven (7) Business Days following the receipt of such notice, then, on or before the date that is three (3) Business Days following such agreement, Independent Fiduciary will direct the Plan Custodian to promptly pay or cause to be paid to Insurers an amount, in Cash, per instructions in Schedule 5, equal to the Transferred Asset Market Value of each such asset, and, simultaneously with receipt of such payment, Insurers will return each such asset to the Plan Trust together with any Interim Asset Cash Flows associated with such asset.

e.Interest Payments. Any payment made pursuant to paragraph 3.d. or 3.i. will also include an amount, in Cash, equal to the interest on such payment calculated at an annual rate equal to the average of the 10-year treasury rate and the 30-year treasury rate as of the Closing Date, from the Closing Date through but excluding the date of such payment.
f.Additional Actions with Respect to Eligible Assets. Independent Fiduciary will direct the Plan Custodian to promptly give or cause to be given all notices that are required, under applicable law and the terms of each Eligible Asset, in connection with the sale, assignment, transfer, and delivery of the Eligible Assets on the Closing Date. Independent Fiduciary will direct the Plan Custodian to and Insurers will promptly execute, deliver, record, file, or cause to be executed, delivered, recorded, or filed any and all releases, affidavits, waivers, notices, or other documents that Company or Insurers may reasonably request in order to implement the transfer of the Eligible Assets to Insurer.
g.Risk of Loss on Transferred Assets; Gains on Transferred Assets. Insurers acknowledge and agree that, if the Closing Date Transfers occur, then, from and after the Commitment Agreement Date, Insurers bear any and all risks associated with each Transferred Asset.
h.Available Assets. Company will cause the Plan Trust to have sufficient Cash or other assets (whether by means of a Cash contribution or otherwise) to enable the Plan Custodian to pay all amounts that it is directed to pay to Insurers by Independent Fiduciary pursuant to this Commitment Agreement.
i.Premium Adjustments. The Premium Amount is based solely on the Specifications and the data control totals, attached as Schedules 3 and 4, respectively, and initial pricing census as a separate filed called “2021-11-08_Census Data_U.S. Steel”. After the Commitment Agreement Date and prior to 180 days from the Commitment Agreement Date, Company and Insurers will cooperate in good faith to identify any data errors (“Data Changes”), including new lives, deaths prior to the Closing Date, deleted lives not related to death and changes in or adjustments to existing annuitant data including, but not limited to the following: date of birth, monthly benefit amount, gender, form of annuity, description of annuity, state of residence and qualified domestic relations orders (including the type of qualified domestic relations order). To the extent that the Data Changes occurring prior to 180 days from the Commitment Agreement Date fall within a 3% pricing corridor (meaning that the resulting adjustment to the premium, whether positive or negative, does not exceed an amount equal to 3% of the Premium Amount), Insurers will calculate the adjustment to the premium for each Data Change on a life-by-life basis, consistent with pricing assumptions and methodologies that are the same as the pricing assumptions and methodologies used by such Insurer to calculate the Premium Amount (the “Original Pricing Assumptions”). Any adjustment in excess of the 3% corridor will be priced by updating the Original Pricing Assumptions based on then-current changes in capital market conditions and other relevant factors. All premium adjustments will be paid as follows:

i.If the premium adjustment is a positive number, then Independent Fiduciary will direct the Plan Custodian to (or, if the Plan is not in existence as of such date, Company will) pay to Insurers an amount, in Cash, equal to such premium adjustment, plus interest calculated in accordance with paragraph 3.e. from the Closing Date through the date of payment, allocated to Primary Insurer and NY Insurer as directed in writing by the Insurers with respect to the individuals covered under the corresponding Primary Contract and NY Contract and Insurers will deposit the Cash into the general account that supports the applicable Contract; or

ii.If the premium adjustment is a negative number, then Insurers will pay to the Plan Trust (or if the Plan Trust is not in existence as of such date, Company) their allocable portion of an amount, in Cash, equal to the absolute value of such premium adjustment plus interest calculated in accordance with paragraph 3.e. from the Closing Date through the date of payment with respect to the individuals covered under the corresponding Primary Contract and NY Contract.

Each Insurer will provide the premium adjustment on a life-by-life basis for Company and Independent Fiduciary’s review by approximately 180 days following the Closing Date. Company will respond to Insurers with any questions on the premium adjustment calculation within fourteen (14) days of receiving the premium adjustment. Insurers and Company will cooperate in good faith to resolve any discrepancies on or prior to seven (7) days following receipt of Company’s questions on the premium adjustment calculation, and Insurers will reflect in the annuity exhibit to the applicable Contract any changes that have been agreed to on or prior to such date.

4.Public Announcements and Other Communications.
a.Press Releases. From the Commitment Agreement Date to the date of any SEC filing, as provided in paragraph 4.b., below, Insurers and Company (and if referenced in the release, Independent Fiduciary) shall cooperate in good faith to agree on any press release by Insurers, Company, or Independent Fiduciary regarding the annuity purchase and the transactions contemplated by this Commitment Agreement; provided, however, that no party shall issue a press release or otherwise publicly disclose the transactions described in this letter unless and until each other party, in its discretion, approves such disclosure in writing prior to such disclosure.

b.SEC Filings. If either Insurers or Company concludes that disclosure of this Commitment Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (1) Company and Insurers will cooperate in good faith to make an application by Company and/or Insurers, as applicable, with the SEC for confidential treatment of information relating to the pricing of the Contract and such other information as Company and Insurers mutually conclude is competitively sensitive from the perspective of Company or Insurers or otherwise merits confidential treatment, (2) Company and/or Insurers, as applicable, will include the other party in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and (3) Company and Insurers will otherwise reasonably cooperate in connection with such application.

c.No Insurer Communications. From the Commitment Agreement Date until the issuance of an annuity certificate by such Insurer to an annuitant, other than as provided for in this Commitment Agreement, without Company’s prior written consent, (1) such Insurer will cause its employees not to initiate any contact or communication with any participant or beneficiary of the Plan in connection with any transactions other than those transactions contemplated by this Commitment Agreement, and (2) such Insurer will not, and will cause all of its affiliates not to, provide any of their respective insurance agents, wholesalers, retailers, or other representatives with any contact information of such participants and beneficiaries of the Plan obtained from Company or any of its representatives in connection with the transactions contemplated by this Commitment Agreement, except for those representatives of such Insurer or any of their respective affiliates who need to know such information for purposes of the transactions contemplated by this Commitment Agreement and agree to comply with the requirements of this Commitment Agreement. However, this paragraph 4.c. will not restrict employees of Insurers from contacting any participant or beneficiary of the Plan in connection with, or to facilitate, such Insurer’s performance of its obligations under the Contract, the annuity certificates or this Commitment Agreement. Until the issuance of an annuity certificate by Insurers to an annuitant, other than as provided for in this Commitment Agreement, if any participant or beneficiary of the Plan contacts an employee of Insurers, Insurers and Company will cooperate to coordinate on a response to such participant or beneficiary.

5.Welcome Kit and Annuity Certificates.

a.Cooperation. Insurers, Company and Independent Fiduciary will cooperate in good faith to agree on communications to be provided by Insurers to annuitants, including the Welcome Kit and the annuity certificates, subject to paragraphs 5.b. and 5.c.

b.Welcome Kit. On or before February 15, 2022, Insurer will mail a welcome kit to annuitants (the “Welcome Kit”). Insurers will send a preliminary draft of the Welcome Kit to Company and Independent Fiduciary as soon as practicable, and Insurers will consider in good faith any comments made by Company or Independent Fiduciary on or before ten (10) business days after they receive the preliminary draft of the Welcome Kit from Insurers.

c.Annuity Certificates. Insurers will use commercially reasonable efforts to obtain all regulatory approvals that are necessary for the issuance of any annuity certificate. Insurers will mail an annuity certificate to each annuitant no later than the later of (i) sixty (60) days following the premium adjustment described in paragraph 3.i and (ii) sixty (60) days after all required regulatory approvals of the annuity certificates have been obtained. To the extent that any regulator requires changes to be made to the forms of annuity certificate or the related benefit terms after Company, the applicable Insurer, and Independent Fiduciary have agreed on the forms of annuity certificates to be filed and the related benefit terms, the mailing of an annuity certificate to each applicable annuitant shall be extended by the number of days elapsed since Company, the applicable Insurer, and Independent Fiduciary had first agreed on the form of such annuity certificate and the related benefit terms. Each annuity certificate will include statements informing an annuitant of (A) his or her right to obtain a copy of the Contract, (B) how to obtain such copy of the Contract (redacted to exclude information concerning other annuitants), and (C) his or her right to enforce all provisions of the Contract, including, without limitation, provisions with respect to such annuitant’s annuity payments under the Contract, solely against the applicable Insurer and against no other person including the Plan, Company, or any affiliate thereof. The rights of an annuitant are not conditioned on the issuance of the annuity certificates, and any delay in issuing a certificate will not have any effect on the date as of which the annuitant has enforceable rights against the applicable Insurer.

6.Administration and Transfer.

a.Administrative Transition. Company and Insurers will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary to coordinate the takeover by Insurers of all administration responsibilities necessary to effectively provide recordkeeping and administration services regarding payments under the Contract commencing on the Insurer Direct Payment Date.

b.Bulk Payment. Beginning on the Insurer Financial Payment Date until but not including the Insurer Direct Payment Date, Insurers will, before the fifth to last business day preceding the 1st day of each month in which annuity benefit payments are owed under this Commitment Agreement and, when issued, the Contract, make a single monthly payment to JPMorgan Chase Bank, N.A., the existing payor for the Plan (“Plan Payor”), equal to the aggregate amount of all annuity benefit payments owed for such month in accordance with the Specifications. Company shall provide or shall cause to be provided to Insurers the aggregate amount of all annuity benefit payments owed for such month by the 20th day of the month preceding. Upon receipt of such aggregate amount, Plan Payor shall make annuity benefit payments on behalf of Insurers in strict accordance with the processes, procedures and information which were in place for Plan Payor to make such payments on behalf of the Plan, unless otherwise directed in writing by Company. Any fee or service charge owed to Plan Payor shall be paid by Company. Plan Payor shall withhold from the gross amount of the benefit payments to be paid to each annuitant the amount of taxes which are required to be withheld from each such payment in accordance with applicable federal and state law and shall remit such withheld amounts to the appropriate tax authorities; furthermore, Plan Payor shall be responsible for tax reporting, including the production of Forms 1099R and any other required forms in respect of payments made pursuant to this paragraph 6.b.

c.Call Center and Company Contact. From the date the Welcome Kit is mailed, Insurers will maintain, at their cost and expense, a toll-free phone number and website (the “Call Center”) which will be available for annuitants (or any other payee designated in the Contract) to contact Insurers with questions related to the Contracts and the annuity certificates, including administration questions and data updates. Representatives of Insurers at their customer service center will, from the Closing Date until Insurers’ Call Center becomes available, respond to inquiries from annuitants (or any other caller) by providing a general description of the transfer of benefits and referring or transferring the caller to the current Plan administration customer line. Company will maintain for a period of one year following the Closing Date, at its cost and expense, a point of contact (the “Company Contact”) to which Insurers may refer annuitants who pose questions related to their previous Plan benefits. In the event that an annuitant contacts Company with questions related to the Contract and annuity certificates, Company may refer the caller to the Call Center. In the event that an annuitant contacts an Insurer with questions related to the annuitant’s Plan benefits that are not within the responsibilities of Insurers, such Insurer may refer the caller to the Company Contact.

7.Insurers’ Representations and Warranties. Each Insurer hereby represents and warrants to Company and Independent Fiduciary as of the Commitment Agreement Date and as of the Closing Date, severally as to itself and not jointly, that:

a.Due Organization, Good Standing and Corporate Power. Such Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the State of Maryland (in the case of Primary Insurer) and the State of New York (in the case of NY Insurer). Such Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement, the transactions contemplated hereunder and the applicable Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Such Insurer has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the applicable Contract and to consummate the transactions contemplated to be undertaken by such Insurer in this Commitment Agreement and the applicable Contract.

b.Compliance with Laws. The business of insurance conducted by such Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of such Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Insurers in this Commitment Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Insurer to perform its obligations under this Commitment Agreement.

c.Relationship to the Plan. Such Insurer is not (1) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (2) a plan administrator (within the meaning of ERISA § 3(16)(A) and Code § 414(g)) or (3) an employer any of whose employees are covered by the Plan. Neither Insurer nor any of such Insurer’s affiliates is a fiduciary of the Plan who either (1) has or exercises any discretionary authority or control with respect to the investment of Plan assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (2) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. Schedule 6 sets forth a true and complete list of (I) such Insurer and such Insurer’s affiliates that are investment managers within the meaning of ERISA § 3(38)(B) and (II) without duplication of clause (I), such Insurer and such Insurer’s affiliates that are registered as investment advisers under the Investment Advisers Act of 1940; provided, however, that solely with respect to the representation and warranty as to Schedule 6 to be made by such Insurer on and as of the Closing Date, Insurers may update Schedule 6 through the Closing Date by providing a written update to Company so that the information included therein is current on and as of the Closing Date.

d.No Post-Closing Liability. Following the Closing, the Plan, Company and Independent Fiduciary and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contracts.

e.RBC Ratio. As of the Commitment Agreement Date, each Insurer’s most recent Projected RBC Ratio is at least 350% and to such Insurer’s knowledge no event (including a change to financial market metrics) has occurred between the date of such Insurer’s most recent Projected RBC Ratio and the Commitment Agreement Date that would be expected to cause such Insurer’s most recent Projected RBC Ratio to fall below 350%.

f.No Commissions. No commissions are or will be owed by such Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

g.Enforceability; No Conflict. Such Insurer has received all necessary corporate approvals and no other action on the part of such Insurer is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the applicable Contract, and the consummation of the transactions contemplated to be undertaken by such Insurer in this Commitment Agreement and the applicable Contract. This Commitment Agreement has been duly executed and delivered by each Insurer, and is a valid and binding obligation of Insurers and enforceable against Insurers in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”). The execution, delivery, and performance of this Commitment Agreement and the Contract by Insurers, and the consummation by Insurers of the transactions contemplated to be undertaken by Insurers in this Commitment Agreement, do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities in the states listed on Schedule 7, violate or conflict with any law or order of any governmental authority applicable to such Insurer, (3) require any governmental or governmental agency approval other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 7 or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which such Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on such Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 7.

h.The Applicable Contract. The applicable Contract, when executed, will be duly executed and delivered by the applicable Insurer and will be a valid and binding irrevocable obligation of such Insurer and enforceable against such Insurer by the contract-holder, and each annuitant, contingent annuitant, and beneficiary in accordance with its terms, subject to the Enforceability Exceptions. No governmental approval is required for such Insurer to issue the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 7. At all times, the right to a benefit and all other provisions under the applicable Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the annuitant, contingent annuitant, or beneficiary to whom the benefit is owed under the Contract, subject to the Enforceability Exceptions. Even if Company, as the contract-holder, ceases to exist, notifies such Insurer that it will cease to perform its obligations under the applicable Contract, or no longer has obligations under the applicable Contract, the applicable Contract will remain a valid and binding obligation of such Insurer, irrevocable and in full force and effect, and enforceable against such Insurer by each annuitant, contingent annuitant, or beneficiary in accordance with its terms, subject to the Enforceability Exceptions.

i.Accuracy of Information. To such Insurer’s knowledge (i) all information provided by Insurers to Company or Independent Fiduciary (other than any component incorporated into the calculation of the Premium Amount or the premium adjustment under paragraph 3.i. not calculated, determined or provided by Insurers, including the Data as defined in the Specifications, and any information provided by Insurers based on any such component) in connection with the transactions contemplated by this Commitment Agreement was, as of the date indicated on such information, true and correct in all material respects and (ii) no change has occurred since the date indicated

on such information that Insurers have not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be false or misleading.

j.Litigation. There is no action pending or, to such Insurer’s knowledge, threatened against either Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict either Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

k.Sophisticated Investor. Each Insurer is a sophisticated investor with experience in the purchase of the assets of the type to be included in the Transferred Assets. Each Insurer has had access to such information as it deems necessary in order to make its decision to acquire the Transferred Assets from the Plan. Each Insurer acknowledges and agrees that neither Company, Independent Fiduciary, nor the Plan has given any investment advice or rendered any opinion to Insurer as to whether the acquisition of the Transferred Assets is prudent.

8.Company Representations and Warranties. Company hereby represents and warrants to Insurers and Independent Fiduciary as of the Commitment Agreement Date and as of the Closing Date that:

a.Due Organization, Good Standing and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Contracts makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Company has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Contracts and to consummate the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contracts.

b.Accuracy of Information. To Company’s knowledge, (1) the mortality experience data file labeled “USS PRT Data Phase II - to insurers - upd MED” provided on October 8, 2021, by or on behalf of Company to Insurers did not contain any misstatements or omissions that were, in the aggregate, material, and (2) the data in respect of benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, in each case, with respect to the annuitants or survivor annuitants that is furnished on behalf of Company to Insurers was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

c.Compliance with ERISA. The Plan and Plan Trust are maintained under and are subject to ERISA and, to Company’s knowledge, are in compliance with ERISA in all material respects. To Company’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All amendments to the Plan necessary to effect the transactions contemplated by this Commitment Agreement and the Contracts have been duly executed and, to the extent that they require authorization by Company, have been or will be by the Closing Date, duly authorized and made by Company.

d.Plan Investments. Neither Insurer nor any of Insurers’ affiliates is a fiduciary of the Plan who either (A) has or exercises any discretionary authority or control with respect to the investment of Plan Assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contracts or (B) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan assets involved in the transactions contemplated by this Commitment Agreement or the Contracts. No assets of the Plan that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contracts are or will be managed by any investment manager listed on Schedule 6, and no investment advisor listed on Schedule 6 renders or will render investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to those assets.

e.Independent Fiduciary. Independent Fiduciary has been duly appointed as independent fiduciary of the Plan with respect to the purchase of one or more group annuity contracts to be the designated fiduciary responsible for (1) selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (2) determining whether the transactions contemplated by this Commitment Agreement and the Contracts satisfy the ERISA Requirements, (3) representing the interests of the Plan and all its participants and beneficiaries in connection with the negotiation of a commitment agreement and, to the extent set forth in the engagement letter dated October 19, 2021 by and between Independent Fiduciary and the fiduciary of the Plan with authority to hire Independent Fiduciary (the “IF Engagement Letter”), the terms of any agreements with Insurers, including the Contracts and the annuity certificates, (4) directing the Plan Custodian on behalf of the Plan to transfer the Closing Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any amounts required pursuant to paragraph 3 and (5) taking all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

f.Plan Custodian is Directed Custodian. The Plan Custodian has been duly appointed as the directed custodian of the trust formed under the Plan and is obligated to follow Independent Fiduciary’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement and the IF Engagement Letter.

g.No Commissions. No commissions are or will be owed by Company to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contracts for which any other party, or its respective affiliates or representatives, could be liable.

h.Enforceability; No Conflict. Company has received all necessary corporate approvals and no other action on the part of Company is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contracts, and the consummation of the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contracts. This Commitment Agreement and the Contracts have been or will be duly executed and delivered by Company, and is (or when executed will be) a valid and binding obligation of Company and enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Commitment Agreement and the Contracts by Company, and the consummation by Company of the transactions contemplated to be undertaken by Company in this Commitment Agreement do not (1) violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing

Documents”), the certificates or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of Company, (2) violate or conflict with any law or order of any governmental authority applicable to Company or the Plan Governing Documents, (3) require any governmental or governmental agency approval or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Company is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

i.Litigation. There is no action pending or, to Company’s knowledge, threatened against Company or the Plan that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

9.Independent Fiduciary Representations and Warranties. Independent Fiduciary hereby represents and warrants to the Insurers and Company as of the Commitment Agreement Date and as of the Closing Date that:
a.Due Organization, Good Standing, and Corporate Power. Independent Fiduciary is a trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the transactions contemplated hereunder makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Independent Fiduciary has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by Independent Fiduciary in this Commitment Agreement.

b.Independent Fiduciary Compliance with ERISA.

i.Independent Fiduciary meets the requirements of and in the transactions contemplated by this Commitment Agreement is acting as, an “investment manager” under ERISA § 3(38), and further constitutes a “qualified professional asset manager” under the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 solely with respect to the transfer of assets to Insurers in connection with the transactions contemplated by this Commitment Agreement and the Contracts (but not the selection of such assets or the management of such assets prior to the transfer).

ii.Independent Fiduciary has accepted, and has not rescinded or terminated, its designation as the designated fiduciary of the Plan with authority to select one or more insurers to issue one or more group annuity contracts in the IF Engagement Letter, and the Independent Fiduciary reaffirms its fiduciary status with respect to the Plan as set forth in the IF Engagement Letter.

iii.The Independent Fiduciary is fully qualified and has the requisite expertise together with its reliance on its consultant, Aon Consulting, Inc., to serve as an independent fiduciary in connection with the transactions contemplated by this Commitment Agreement.

c.ERISA Determinations.

i.Independent Fiduciary has selected Insurers to issue the Contracts as set forth in this Commitment Agreement. If an Independent Fiduciary MAC has not occurred between the Commitment Agreement Date and the Closing Date or, if an Independent Fiduciary MAC has occurred but is not continuing on the Closing Date, such selection, the transactions contemplated by this Commitment Agreement, the Plan’s use of assets for the purchase of the Contracts as contemplated by this Commitment Agreement, and the Contracts (including its terms) all satisfy the ERISA Requirements. Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of Independent Fiduciary, to the Plan’s fiduciary that retained the Independent Fiduciary.

ii.The transactions contemplated by this Commitment Agreement and the purchase of the Contracts do not result in a Non-Exempt Prohibited Transaction, provided that the representations in paragraph 7.c. and 8.d. are true and correct in all material respects as of the Closing Date.

iii.The Plan Trust (1) will receive no less than “adequate consideration” for the Transferred Assets and (2) will pay no more than “adequate consideration” for the Contracts, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

d.No Commissions. No commissions are or will be owed by Independent Fiduciary to any individual or entity in connection with the transactions contemplated by this Commitment Agreement and the Contracts for which any other party, or its respective affiliates or representatives, could be liable.

e.Enforceability; No Conflict. This Commitment Agreement is duly executed and delivered by Independent Fiduciary, and is a valid and binding obligation of Independent Fiduciary and enforceable against Independent Fiduciary in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery, and performance of this Commitment Agreement by Independent Fiduciary, and the consummation by Independent Fiduciary of the transactions contemplated to be undertaken by Independent Fiduciary in this Commitment Agreement, do not (1) violate or conflict with the certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents of Independent Fiduciary, (2) violate or conflict with any law or order of any governmental authority applicable to Independent Fiduciary, (3) require any governmental approval, (4) violate or conflict with any law or order of any governmental authority applicable to any provision of the Plan Governing Documents or (5) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Independent Fiduciary is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Independent Fiduciary’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement.

f.Litigation. There is no action pending or, to Independent Fiduciary’s knowledge, threatened against Independent Fiduciary that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict Independent Fiduciary’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

10.Conditions to Closing. The parties’ obligations to consummate the transactions contemplated by this Commitment Agreement in connection with the Closing, including Independent Fiduciary’s obligation to direct the Plan Custodian to consummate the transactions contemplated by this Commitment Agreement, are subject to the conditions that:

a.Independent Fiduciary will have confirmed that the transactions contemplated by this Commitment Agreement continue to satisfy the ERISA Requirements because an Independent Fiduciary MAC has not occurred or, if an Independent Fiduciary MAC has occurred, it is not continuing on the Closing Date.

b.No court or government agency has taken any action after the Commitment Agreement Date that would cause the consummation of the transactions contemplated by this Commitment Agreement to violate the law or cause the Plan to fail to remain qualified under Code § 401(a).

c.Each of the representations and warranties of the other parties (which, for each Insurer, shall not include the other Insurer) set forth in paragraphs 7, 8 and 9 shall be materially true and correct as of the Commitment Agreement Date and as of the Closing Date.

To the extent not satisfied as of the Closing Date, all conditions set forth in this paragraph 10 shall be deemed to have been waived following the delivery of the Closing Date Transfers; provided, however, the requirements of paragraph 10.a. shall never be waived. Notwithstanding the foregoing, (1) each of the representations and warranties set forth in paragraphs 7, 8 and 9 shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations and (2) each of the covenants or other agreements in this Commitment Agreement that by their terms (x) do not contemplate performance after the Closing, shall not survive the Closing (except for pre‐Closing breach thereof) and (y) contemplate performance after the Closing shall survive the Closing consistent with the terms of the relevant covenant or agreement.

11.Miscellaneous.

a.The parties each hereby acknowledge that they jointly and equally participated in the drafting of this Commitment Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. The Schedules to this Commitment Agreement are incorporated by reference and made a part of this Commitment Agreement as if set forth fully in this Commitment Agreement.

b.This Commitment Agreement will be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding those provisions relating to conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania in respect of all matters arising out of or in connection with this Commitment Agreement. The parties agree that irreparable damage may occur if any of the provisions of this Commitment Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party will be entitled to seek an injunction or injunctions to prevent breaches of this Commitment Agreement by the breaching party and to enforce specifically the terms and provisions of this Commitment Agreement, in addition to any other remedy to which such party is entitled by law or in equity. To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.

c.The Non-Disclosure Agreement, dated as of August 8, 2021, between Company and Insurers shall continue in full force and effect.

d.Insurers will comply in good faith and in all material respects, and will ensure that all of its affiliates, agents and subcontractors comply in good faith and in all material respects, with all applicable laws and regulations governing the confidential information of all annuitants, contingent annuitants and beneficiaries, including those laws relating to privacy, data security and protection and the safeguarding of such information, and its maintenance, disclosure and use. Insurers will maintain administrative, technical and physical safeguards to protect the privacy and security of the confidential information related to annuitants, contingent annuitants and beneficiaries. Insurers will comply in all material respects with any internal written policies relating to the confidential information of any annuitant, contingent annuitant or beneficiary as in effect from time to time. Insurers acknowledge that they are solely responsible from and after the Commitment Agreement Date for any Data Breach. For purposes of this paragraph 11.d., “Data Breach” means any act or omission by an Insurer or its agents, subcontractors or service providers (“Authorized Persons”) that compromises either the security, confidentiality or integrity of any data related to annuitants, contingent annuitants or beneficiaries in its custody or under its control or the physical, technical, administrative or organizational safeguards put in place by such Insurer (or any Authorized Persons) that relate to the protection of the security, confidentiality or integrity of any personally identifying information of any annuitant, contingent annuitant or beneficiary that is in its custody or under its control.

e.From and after the Closing Date, each Insurer will indemnify, defend and hold Company, the Plan, the Plan Trust, Independent Fiduciary, and their respective affiliates, officers, directors, stockholders, employees, plan fiduciaries, agents, consultants and other representatives (each, a “Company Indemnified Party”) harmless from and against any and all losses, claims and other liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to (a) any breach by such Insurer of a representation, warranty or covenant under this Commitment Agreement or the applicable Contract, or (b) any alleged or actual failure by such Insurer to perform its obligations under or comply with this Commitment Agreement and the applicable Contract, including to make, or cause to be made, any payments required to be made to an annuitant, contingent annuitant or beneficiary pursuant to this Commitment Agreement or the applicable Contract.

f.Subject to the fulfilment of the conditions to closing described in Section 10, Company shall indemnify Insurers from and against all reasonably foreseeable direct economic costs, losses, and expenses relating to or resulting from any delay or failure to pay the Premium Amount on the Closing Date to the extent such delay was directly caused by the Company.

g.Neither Insurer will assign or transfer this Commitment Agreement or any of its rights or obligations hereunder without the prior written consent of Company and Independent Fiduciary. Any assignment or transfer by an Insurer in violation of this paragraph 11.g. will be null and void from the outset, without any effect whatsoever.

h.This Commitment Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.
b.“Cash” means a wire transfer, through the Federal Reserve System, of currency of the United States of America.
c.“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations and other official guidance issued thereunder.
d.“Cut-Off Time” means 4:00 p.m. eastern time on the Closing Date.
e.“Eligible Asset” means a Schedule 2 Asset that meets the Asset Eligibility Criteria as laid out in Schedule 3 as of the Commitment Agreement Date and to which Company or Plan Trust has valid title, free and clear of all Liens, other than Permitted Liens on the Closing Date at the time of transfer.
f.“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations and other official guidance promulgated thereunder that are currently in effect and applicable.
g.“ERISA Requirements” mean all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.
h.“Fair Market Value” means the fair market value as of the applicable date for a Schedule 2 Asset as in an amount equal to the fair market value as of such date for such Schedule 2 Asset as indicated (1) by the primary pricing source set forth in the table below in Schedule 5 that corresponds to the applicable asset class of such Schedule 2 Asset, (2) if such primary pricing source is not available or no fair market value is indicated by such primary pricing source for such Schedule 2 Asset, by the secondary pricing source set forth in the table below that corresponds to the applicable asset class of such Schedule 2 Asset, or (3) if neither such primary nor secondary pricing source is available or no fair market value is indicated by either such source for such Schedule 2 Asset, Company, Independent Fiduciary, and Insurer will discuss the appropriate pricing source for such Schedule 2 Asset. For any applicable pricing source, the Mid Price will be used.
i.“Ineligible Asset” means a Schedule 2 Asset that does not meet the Asset Eligibility Criteria set forth on Schedule 3.
j.“Independent Fiduciary MAC” means (i) the occurrence of a material adverse change, as determined in Independent Fiduciary’s sole discretion, in or directly affecting either Insurer after the Commitment Agreement Date that would cause the selection of either

Insurer and the purchase of either Contract to fail to satisfy the ERISA Requirements, or (ii) the occurrence of a change in ERISA Requirements after the Commitment Agreement Date that would cause the selection of either Insurer and the Plan’s purchase of either Contract to fail to satisfy ERISA Requirements.
k.“Insurer Direct Payment Date” means March 1, 2022.
l.“Insurer Financial Payment Date” means January 1, 2022.
m.“Interim Asset Cash Flows” means, with respect to the Transferred Assets, the aggregate amount paid by the issuer of each asset to the record owner as of any day during the period from and including the Commitment Agreement Date and to but excluding the date that the Closing Date Transfers occur, (i) with respect to any coupon, plus (ii) with respect to cash flows received on such assets, including but not limited to principal payments, principal redemptions and tender offers but not including coupons described in clause (i). Interim Asset Cash Flows will not include any payments made with respect to any Transferred Asset that were due prior to the Commitment Agreement Date and any other cash flows not principal- or interest-related (such as class action payment receipt and litigation payment) relevant to events occurring prior to the Commitment Agreement Date. For purposes of paragraph 3.c., which relates to “Schedule 2 Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Assets” shall instead refer to “Schedule 2 Assets.” For purposes of paragraph 3.d, which relates to “Ineligible Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Assets” shall instead refer to “Ineligible Assets.”
n.“Mid Price” means, for any applicable pricing source set forth in the definition of Fair Market Value, the mid price as provided by the pricing source.
o.“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975, for which no statutory exemption or U.S. Department of Labor class exemption is available.
p.“Permitted Liens” means:
i.any Liens created by operation of law in respect of restrictions on transfer of securities (other than restrictions relating to the transfer of a Transferred Asset on the Closing Date in violation of applicable law); or
ii.with respect to any Transferred Asset, any transfer restrictions or other limitations on assignment, transfer or the alienability of rights under any indenture, debenture or other similar governing agreement to which such assets are subject (other than restrictions relating to the transfer of such an asset on the Closing Date in violation of any such restriction).
q.“Plan Custodian” means JPMorgan Chase Bank, N.A. as custodian under that certain Global Custody Agreement between the Plan Trustee and JPMorgan Chase Bank, N.A.
r.“Plan Trust” means the U.S. Steel Retirement Plan Trust.
s.“Plan Trustee” means the United States Steel and Carnegie Pension Fund.
t.“Projected RBC Ratio” means, as of the day of determination, the projection of the RBC Ratio as of December 31, 2021, as calculated under the method set forth on Schedule 8.

u.“RBC Ratio” means the company action level risk-based capital ratio of an Insurer, which will be calculated in a manner consistent with the requirements and methodologies prescribed under Maryland and New York law (as applicable), as applied by such Insurer in the ordinary course of its business, consistent with its historic practice.
v.“Schedule 2 Asset” means each asset listed from time to time on Schedule 2 that is not an Ineligible Asset.
w.“Transferred Asset” means each Eligible Asset transferred to and received by Insurer by the Cut-Off Time on the Closing Date. Until valid title to an Eligible Asset has transferred to Insurer, such asset is not a Transferred Asset.
x.“Transferred Asset Market Value” means (i) the close-of-market Fair Market Value of a Transferred Asset as of the close of business on the Business Day prior to the Commitment Agreement Date, plus (ii) accrued interest on such Transferred Asset as of the close of business on the Business Day prior to the Commitment Agreement Date. For purposes of paragraph 3.d., which relates to “Ineligible Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Asset” will instead refer to “Ineligible Asset.”
y.“Transferred Asset Valuation” means the sum of the Transferred Asset Market Value for each Transferred Asset.

[signature page follows]

IN WITNESS WHEREOF, Company, each Insurer, and Independent Fiduciary have executed this Commitment Agreement as of the date first written above.

UNITED STATES STEEL CORPORATION	BANNER LIFE INSURANCE COMPANY
By: __/s/ Bryan Lewis_________________	By: _______/s/ George Palms__________________
Print Name: ___Bryan Lewis____________	Print Name: _______George Palms___________
Title:_Vice President & Chief Investment Officer	Title: ___________________________________

STATE STREET GLOBAL ADVISORS TRUST COMPANY, acting solely in its capacity as Independent Fiduciary of the Plan	WILLIAM PENN LIFE INSURANCE COMPANY OF NEW YORK
By: ____/s/ Denise Sisk___________________	By: _______/s/ George Palms__________________
Print Name: ____Denise Sisk______________________	Print Name: _______George Palms__________
Title: ____Managing Director___________	Title: __________President_____________________

SCHEDULES
[Omitted.]